Exhibit 99.1

Rubrik, Inc. Announces Proposed Convertible Senior Notes Offering

•	Strategic capital raise with proceeds used to enhance strategic flexibility, including debt refinancing

•	A portion of the proceeds to be used to pay for capped call transactions to help offset share dilution upon any conversion of the notes

PALO ALTO, June 10, 2025 — Rubrik, Inc. (“Rubrik”) (NYSE: RBRK), today announced its intent to offer, subject to market conditions and other factors, $1.0 billion aggregate principal amount of Convertible Senior Notes due 2030 (the “Notes”) in a private placement (the “Offering”) to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Rubrik also intends to grant the initial purchasers of the Notes an option to purchase, within a 13-day period beginning on, and including, the date on which the Notes are first issued, up to an additional $150.0 million aggregate principal amount of Notes.

The Notes will be general unsecured obligations of Rubrik, will accrue interest payable semiannually in arrears and will mature on June 15, 2030, unless earlier converted, redeemed or repurchased. Upon conversion, Rubrik will pay or deliver, as the case may be, cash, shares of Rubrik’s Class A common stock, par value $0.000025 per share (“Class A common stock”) or a combination of cash and shares of Class A common stock, at its election. The interest rate, initial conversion rate and other terms of the Notes will be determined at the time of pricing of the Offering.

Rubrik expects to use the net proceeds from the Offering to pay the cost of the capped call transactions described below, to repay in full the $327.9 million principal amount of outstanding loans under and terminate its credit agreement, and for general corporate purposes, which may include acquisitions or strategic investments in complementary businesses or technologies, working capital, operating expenses and capital expenditures. If the initial purchasers exercise their option to purchase additional Notes, Rubrik expects to use a portion of the net proceeds from the sale of the additional Notes to enter into additional capped call transactions as described below and the remainder for general corporate purposes as described above.

In connection with the pricing of the Notes, Rubrik expects to enter into capped call transactions with one or more of the initial purchasers or affiliates thereof and/or other financial institutions (the “Option Counterparties”). The capped call transactions will cover, subject to anti-dilution adjustments substantially similar to those applicable to the Notes, the number of shares of Class A common stock initially underlying the Notes. The capped call transactions are expected generally to reduce the potential dilution to the Class A common stock upon any conversion of Notes and/or offset any cash payments Rubrik is required to make in excess of the principal amount of converted Notes, as the case may be, with such reduction and/or offset subject to a cap.

In connection with establishing their initial hedges of the capped call transactions, Rubrik expects the Option Counterparties or their respective affiliates will enter into various derivative transactions with respect to the Class A common stock and/or purchase shares of Class A common stock concurrently with or shortly after the pricing of the Notes, including with, or from, as the case may be, certain investors in the Notes. This activity could increase (or reduce the size of any decrease in) the market price of the Class A common stock or the Notes at that time.

In addition, the Option Counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to the Class A common stock and/or purchasing or selling shares of Class A common stock or other securities of Rubrik in secondary market transactions following the pricing of the Notes and prior to the maturity of the Notes (and are likely to do so following any conversion, repurchase upon a fundamental change or redemption of the Notes, or, to the extent Rubrik exercises the relevant election under the capped call transactions, following any other repurchase of the Notes). This activity could also cause or avoid an increase or a decrease in the market price of the Class A common stock or the Notes, which could affect a noteholder’s ability to convert the Notes and, to the extent the activity occurs during any observation period related to a conversion of Notes, it could affect the number of shares, if any, and value of the consideration that a noteholder will receive upon conversion of its Notes.

The Notes and shares of Class A common stock issuable upon conversion of the Notes, if any, have not been and will not be registered under the Securities Act, any state securities laws or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons, absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding, among other things, the proposed Offering, including statements concerning the proposed and the anticipated terms, completion, timing and size of the proposed Offering of the Notes, the capped call transactions, the anticipated use of proceeds from the Offering, and the potential impact of the foregoing or related transactions on dilution to holders of the Class A common stock and the market price of the Class A common stock or the Notes or the conversion price of the Notes. These forward-looking statements are based on Rubrik’s current assumptions, expectations and beliefs and are subject to substantial risks, uncertainties, assumptions and changes in circumstances that may cause Rubrik’s actual results, performance or achievements to differ materially from those expressed or implied in any forward-looking statement. These risks include, but are not limited to market risks, trends and conditions. These and other risks are more fully described in Rubrik’s filings with the Securities and Exchange Commission (“SEC”), including in the section entitled “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended January 31, 2025, filed with the SEC on March 20, 2025, in its Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2025, filed with the SEC on June 9, 2025, as well as other filings Rubrik may make with the SEC in the future. Rubrik undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.

Investor Relations Contact

Melissa Franchi

VP, Head of Investor Relations, Rubrik

781.367.0733

IR@rubrik.com

Public Relations Contact

Jessica Moore

VP, Global Communications, Rubrik

415.244.6565

jessica.moore@rubrik.com